Exhibit 4.5

Execution Version

Date 26 August 2010

ISLAND VIEW SHIPPING INTERNATIONAL PTE. LTD.

as Borrower

- and -

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Part A of Schedule 1

as Lenders

- and -

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Part B of Schedule 1
as Swap Banks

- and -

STANDARD CHARTERED BANK (HONG KONG) LIMITED

as Agent
and as Security Trustee

LOAN AGREEMENT

relating to a term loan facility of US$50,000,000

Watson, Farley & Williams

Singapore

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	17

3	POSITION OF THE LENDERS AND SWAP BANKS	18

4	DRAWDOWN	18

5	INTEREST	19

6	INTEREST PERIODS	21

7	DEFAULT INTEREST	22

8	REPAYMENT AND PREPAYMENT	23

9	CONDITIONS PRECEDENT	24

10	REPRESENTATIONS AND WARRANTIES	25

11	GENERAL UNDERTAKINGS	27

12	CORPORATE UNDERTAKINGS	31

13	INSURANCE	31

14	SHIP COVENANTS	32

15	SECURITY COVER	32

16	PAYMENTS AND CALCULATIONS	34

17	APPLICATION OF RECEIPTS	36

18	APPLICATION OF EARNINGS; SWAP PAYMENTS	37

19	EVENTS OF DEFAULT	37

20	FEES AND EXPENSES	42

21	INDEMNITIES	44

22	NO SET-OFF OR TAX DEDUCTION	45

23	ILLEGALITY, ETC	46

24	INCREASED COSTS	47

25	SET-OFF	49

26	TRANSFERS AND CHANGES IN LENDING OFFICES	49

27	VARIATIONS AND WAIVERS	53

28	NOTICES	54

29	SUPPLEMENTAL	56

30	LAW AND JURISDICTION	56

SCHEDULE 1	PART A LENDERS AND COMMITMENTS	58

	PART B SWAP BANKS	59

SCHEDULE 2	DRAWDOWN NOTICE	60

SCHEDULE 3	CONDITION PRECEDENT DOCUMENTS	61

SCHEDULE 4	TRANSFER CERTIFICATE	65

SCHEDULE 5	DESIGNATION NOTICE	69

SCHEDULE 6	FORM OF COMPLIANCE CERTIFICATE	70

SCHEDULE 7	SHIPS	1

SCHEDULE 8	EXISTING INDEBTEDNESS AND EXISTING SECURITY INTEREST	2

EXECUTION PAGES		1

THIS AGREEMENT is made on 26 August 2010

BETWEEN:

(1)                              ISLAND VIEW SHIPPING INTERNATIONAL PTE. LTD, as Borrower;

(2)                              THE BANKS AND FINANCIAL INSTITUTIONS listed in Part A of Schedule 1, as Lenders;

(3)                              THE BANKS AND FINANCIAL INSTITUTIONS listed in Part B of Schedule 1, as Swap Banks;

(4)                              STANDARD CHARTERED BANK (HONG KONG) LIMITED, as Agent; and

(5)                              STANDARD CHARTERED BANK (HONG KONG) LIMITED, as Security Trustee.

BACKGROUND

(A)                        The Lenders have agreed to make available to the Borrower a term loan facility of up to $50,000,000, for general corporate purposes.

(B)                         The Borrower may enter into interest rate swap transactions with the Swap Banks to hedge the Borrower’s exposure under this Agreement to interest rate fluctuations.

(C)                         The Lenders and the Swap Banks have agreed to share in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1                                        INTERPRETATION

1.1                            Definitions.  Subject to Clause 1.5, in this Agreement:

“Account Bank” means Standard Chartered Bank acting in such capacity through its office at 1 Basinghall Avenue, London EC2V 5DD;

“Account Security Deed” means a deed creating security in respect of each Earnings Account and the Borrower Account executed or to be executed by the relevant Owner and the Borrower respectively, each in favour of the Security Trustee in the Agreed Form;

“Advance” means the principal amount of each borrowing by the Borrower under this Agreement;

“Affected Lender” has the meaning given in Clause 5.7;

“Agency and Trust Deed” means the agency and trust deed dated the same date as this Agreement and entered into between the same parties in the Agreed Form;

“Agent” means Standard Chartered Bank (Hong Kong) Limited acting in such capacity through its office at 11/F, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all the Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

“Approved Classification Society” means Bureau Veritas, Nippon Kaji Kyokai, Det Norske Veritas, American Bureau of Shipping and Lloyd’s Register or any other member of the International Association of Classification Societies as all the Lenders may approve;

“Approved Commercial Manager” means, in relation to each Ship, Lauritzen Bulker A/S whose principal office is at 28 Sankt Annae Plads Copenhagen K Denmark or any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the commercial manager of that Ship;

“Approved Commercial Manager’s Side Letter” means the side letter to be executed by the Approved Commercial manager in relation to the Insurances;

“Approved Flag” means, in relation to each Ship, the UK or Singapore flag or such other flag requested by the Borrower as all the Lenders may approve as the primary registry of that Ship;

“Approved Managers” means, collectively, the Approved Commercial Manager and the Approved Technical manager and “Approved Manager” shall mean any one of the them as the context may require;

“Approved Ship” means each ship owned by, and registered in the name of the relevant Owner, the details of which are set out in Schedule 7;

“Approved Technical Manager” means, in relation to each Ship, Grindord Shipping (South Africa) (Pty) Ltd, whose principal office if at 8th Floor, Grindrod House, 108 Margaret Mncadi (Victoria Embankment) Durban, 4001, South Africa and/or  Sandigan Ship Services, Inc, whose registered office is at 9/F Salustiano D Ty Tower, 104 paseo de Roxas, corner Perea Street, Legaspi Village, Makati City, 1229, Philippines or any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the technical manager of that Ship;

“Available Cash Flow” means, in respect of any Relevant Period, Consolidated Profits before Interest and Tax of the Borrower Group after adding back:

(a)                            all depreciation and other amortisation of any member of the Borrower Group (including any amortisation of goodwill); and

(b)                           any decrease in the amount of Working Capital;

and deducting:

(i)                                  any increase in the amount of Working Capital; and

(ii)                              any amount actually paid or due and payable in respect of taxes on the profits of any member of the Borrower Group;

“Availability Period” means the period commencing on the date of this Agreement and ending on the earliest of:

(a)                               30 June 2011 (or such later date as the Agent may, with the authorisation of all Lenders, agree with the Borrower);

(b)                              the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Balloon Instalment” means an amount being 15% of the Loan;

“Borrower” means Island View Shipping International Pte. Ltd., a company incorporated under the laws of Singapore and having its registered office at 200 Cantonment Road, #06-04, Southpoint, Singapore 089763;

“Borrower Account” means an account in the name of the Borrower with the Account Bank in London with account number 01265416450 designated “Island View Shipping International Pte. Ltd. - Borrower Account”, or any other account (with that or another office of the Account Bank or with a bank or financial institution other than the Account Bank) which is designated by the Agent as the Borrower Account for the purposes of this Agreement;

“Borrower Group” means the group of companies which include the Borrower and its subsidiaries;

“Business Day” means a day on which banks are open in London, Singapore and Hong Kong and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Part A of Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Confirmation” and “Early Termination” means, in relation to any continuing Secured Transaction, have the meanings given in the relevant Master Agreement;

“Consolidated Finance Charges” means, in respect of any Relevant Period, the aggregate amount of the interest (including the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments payable by any member of the Borrower Group) including Net Hedging Expenses;

“Consolidated Profits Before Interest and Tax” means, in respect of any Relevant Period, the consolidated net income of the Borrower Group before:

(a)                               any provision on account of taxation;

(b)                              any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Borrower Group in respect of Financial Indebtedness; and

(c)                               any items treated as exceptional or extraordinary items;

“Contract Cover Summary” means the summary to be provided by the Borrower pursuant to Clause 11.19 in substantially the same form as set out in Schedule 9;

“Contractual Currency” has the meaning given in Clause 21.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Creditor Party” means the Agent, the Security Trustee, any Lender and any Swap Bank each acting in such capacity for the purposes of this Agreement, whether as at the date of this Agreement or at any later time;

“Debt Service” for any Relevant Period, means the aggregate of:

(a)                               Consolidated Finance Charges; and

(b)                              the aggregate of scheduled and mandatory payments of any Financial Indebtedness falling due.

“Debt Service Coverage Ratio” for any Relevant Period means the ratio of (a) Available Cash Flow to (b) Debt Service for that Relevant Period;

“Deed of Covenant” means, in relation to each Ship, a deed of covenant collateral to the Mortgage in respect of such Ship and creating charges over that Ship executed or to be executed by the Owner of such Ship in favour of the Security Trustee in the Agreed Form;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrower for the Advance to be made or, as the context requires, the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings”  means, in relation to each Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower, an Owner or the Security Trustee and which arise out of the use or operation of the relevant Ship, including (but not limited to):

(a)                               except to the extent that they fall within paragraph (b):

(i)                               all freight, hire and passage moneys;

(ii)                           compensation payable to the Borrower, an Owner or the Security Trustee in the event of requisition of that Ship for hire;

(iii)                       remuneration for salvage and towage services;

(iv)                       demurrage and detention moneys;

(v)                           damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)                       all moneys which are at any time payable under Insurances for that Ship in respect of loss of hire; and

(b)                              if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means an account in the name of each Owner with the Account Bank in London designated as the Earnings Account for the relevant Owner or any other account (with that or another office of the Account Bank or with a bank or financial institution other than the Account Bank) which is designated by the Agent as the Earnings Account for that Owner for the purposes of this Agreement;

“Environmental Claim” means:

(a)                               any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)                              any material claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means, in relation to each Ship:

(a)                               any release of Environmentally Sensitive Material from that Ship; or

(b)                              any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship and/or the Borrower and/or any Owner and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)                               any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Borrower and/or any Owner and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Existing Financial Indebtedness” means Financial Indebtedness existing at the date of this Agreement, the details of which are set out in Schedule 8;

“Existing Security Interest” means each Security Interest existing at the date of this Agreement, the details of which are set out in Schedule 8;

“Fair Market Value” means, in relation to each Ship and at any time, its fair market value determined at that time in accordance with Clause 15.5;

“Fee Letter” means each fee letter of even date herewith entered into by and among the Borrower and:

(a)                     the Lenders in relation to the up front fee payable to the account of the Lenders and which is referred to in Clause 20.1(a); and

(b)                    the Agent in relation to the agency fees payable to the Agent for its own account and which is referred to in Clause 20.1(c),

and “Fee Letters” shall mean both of them;

“Final Maturity Date” means the date falling 8 years after the first Drawdown Date;

“Finance Documents” means:

(a)                               this Agreement;

(b)                              the Agency and Trust Deed;

(c)                               the Guarantee;

(d)                              the Owner Guarantees;

(e)                               the Mortgages;

(f)                                the Deeds of Covenant;

(g)                               the General Assignments;

(h)                              the Account Security Deeds;

(i)                                  the Negative Pledge;

(j)                                  the Shares Pledges;

(k)                              the Fee Letters;

(l)                                  the Manager Undertakings;

(m)                          Approved Commercial Manager’s Side Letter; and

(n)                              any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the other documents referred to in this definition or as otherwise acknowledged by the Borrower as a document that falls within this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)                               for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)                              under any loan stock, bond, note or other security issued by the debtor;

(c)                               under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)                              under any agreement having the commercial effect of a borrowing or raising of money by the debtor, including but not limited to, a financial lease, a deferred purchase consideration arrangement, and any charter under which the debtor is liable and/or obliged to pay the capital value over a period of time (together with interest of the item being chartered) and/or assumes the residual value risk of the item being chartered;

(e)                               under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor; or

(f)                                under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“General Assignment”  means, in relation to each Ship, an assignment of its Earnings, its Insurances, any Requisition Compensation relating to it executed or to be executed by the Owner of such Ship in favour of the Security Trustee in the Agreed Form;

“Guarantee” means a guarantee of the liabilities of the Borrower under this Agreement and the Master Agreement executed or to be executed by the Guarantor in favour of the Security Trustee in the Agreed Form;

“Guarantor” means Grindrod Shipping Limited, a company incorporated under the laws of the Isle of Man whose registered office is at PO Box 166, 4th Floor, One Circular Road, Douglas, Isle of Man IM99 3NZ;

“Hot Lay Up” means, in relation to a Ship, lay up of that Ship in an approved, safe and suitable anchorage whereby throughout the lay up period, the relevant Ship holds full classification and flag requirements without any overdue recommendations or conditions, crew levels of that Ship are not reduced below the level required by the safe manning certificate relating to that Ship and such Ship is in full and valid compliance with all ISM and ISPS requirements to be evidenced by a declaration issued by the Approved Classification Society relating to that Ship;

“IFRS” means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;

“Insurances” means, in relation to each Ship:

(a)                               all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, its Earnings or otherwise in relation to it; and

(b)                              all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 6;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Latest Borrower Accounts” means, at any date, the latest annual or half-year consolidated financial statements of the Borrower Group delivered, or which are required to be delivered, to the Agent pursuant to Clause 11.6;

“Lay Up Declaration” means a declaration issued by the Approved Classification Society confirming that:

(a)                               the relevant Ship is in an approved, safe and suitable anchorage;

(b)                              the relevant Ship holds full classification and flag requirements without any overdue recommendations or conditions;

(c)                               the crew levels of the relevant Ship are not reduced below the level required by the safe manning certificate relating to that Ship; and

(d)                              the relevant Ship is in full and valid compliance with all ISM and ISPS requirements;

“Lender”  means a bank or financial institution listed in Part A of Schedule 1 and acting in such capacity through its branch indicated in Part A of Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) or its transferee, successor or assign;

“LIBOR” means, for an Interest Period:

(a)                               the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to the relevant Interest Period which appears on REUTERS BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period (and, for the purposes of this Agreement, “REUTERS BBA Page LIBOR 01” means the display designated as “REUTERS BBA Page LIBOR 01” on the Reuters Service or such other page as may replace REUTERS BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)                              if no rate is quoted on REUTERS BBA Page LIBOR 01 (or if no rate is available on such page for a period equal to the relevant Interest Period) the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to 4 decimal places) of the rates per annum notified to the Agent by each Reference Bank (that provides a quote) at the rate at which deposits in Dollars are offered to that Reference Bank by leading banks in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Loan” means the loan facility of up to $50,000,000 granted by the Lenders to the Borrower under this Agreement, as that amount may be reduced, cancelled or terminated in accordance with this Agreement or, as the context may require, the aggregate principal amount which has been advanced under this Agreement by way of loan and which is outstanding for the time being;

“Major Casualty” means, in relation to each Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)                               before the first Advance has been made, Lenders the aggregate of whose Commitments total 66.67 per cent. of the Total Commitments; and

(b)                              after the first Advance has been made, Lenders the aggregate of whose Contributions total 66.67 per cent. of the Loan;

“Management Agreement” means, in relation to each Ship, the management agreement entered or to be entered into between an Approved Manager and the Owner or the Borrower (as the case may be) in form and substance acceptable to the Agent;

“Manager Undertakings” means each of the undertakings to be entered into by the Borrower, the Approved Commercial Manager and the Approved Technical Manager and “Manager’s Undertaking” shall mean any one of them as the context may require;

“Margin” means 2.95 per cent. per annum;

“Master Agreement” means each and any master agreement (on either the 1992 or 2002 ISDA (Multicurrency Crossborder) form) and the schedule thereto entered or to be entered into between the Borrower and a Swap Bank to hedge the Borrower’s floating interest rate exposure under this Agreement to interest rate fluctuations and includes all Secured Transactions from time to time entered into and Confirmations from time to time exchanged under such master agreements;

“Mortgage” means, in relation to each Ship, a first priority or preferred mortgage on that Ship, executed or to be executed by the Owner of that Ship in favour of the Security Trustee in the Agreed Form;

“Negative Pledge” means the letter of undertaking executed on or about the date of this Agreement by the Guarantor in favour of the Security Trustee in respect of the shares in the Borrower in the Agreed Form;

“Negotiation Period” has the meaning given in Clause 5.10;

“Net Hedging Expenses” means, for any Relevant Period, the amounts payable (or, in respect of a future period, projected to be payable) during that period pursuant to any Master Agreement by the Borrower less the amounts payable (or, in respect of a future period, projected to be payable) during that period pursuant to any Master Agreement to the Borrower in each case excluding any payment in respect of costs of entering into or terminating a Master Agreement (and, for the avoidance of doubt, any Net Hedging Expenses may be a negative amount as well as a positive amount);

“Net Interest Expense” means, for any Relevant Period, the aggregate of all interest, fees (including, but not limited to, commitment fees), commissions, discounts and other costs, charges or expenses accruing due from any member of the Borrower Group during that Relevant Period in respect of Financial Indebtedness less interest income received by or accruing to any member of the Borrower Group during that period determined in accordance with IFRS and shown in the Latest Borrower Accounts;

“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

“Owner” means, in relation to each Ship, the registered owner of such Ship, as set out in Column 2 of Schedule 7, or such other company incorporated in Singapore or such other country as may be approved by the Agent (acting on the instruction of the Majority Lenders) and notified to the Agent by the Borrower upon such incorporation;

“Owner Guarantee” means, in relation to each Owner, a guarantee of the liabilities of the Borrower under this Agreement and the Master Agreement executed or to be executed by such Owner in favour of the Security Trustee in the Agreed Form;

“Payment Currency” has the meaning given in Clause 21.4;

“Permitted Financial Indebtedness” means Existing Financial Indebtedness and any Financial Indebtedness which is or may be incurred by the Borrower which does not result in a breach of Clause 12.4 of this Agreement or clause 11.13 of the Guarantee and which has been notified by the Borrower to the Agent;

“Permitted Security Interests” means:

(a)                               Security Interests created by the Finance Documents;

(b)                              liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)                               in relation to each Ship, liens for salvage;

(d)                              in relation to each Ship, liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to that Ship not prohibited by this Agreement;

(e)                               in relation to each Ship, liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of that Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Owner of such Ship in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to clause 7.12(g) of the Deed of Covenants relating to such Ship;

(f)                                any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)                               Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

(h)                              Existing Security Interests;

(i)                                  any Security Interest on any property or asset securing Permitted Financial Indebtedness, provided that details of such Security Interest are notified to the Agent upon such Security Interest being created; and

(j)                                  any Security Interest for any Permitted Financial Indebtedness;

“Pertinent Document” means:

(a)                               any Finance Document;

(b)                              any policy or contract of insurance contemplated by or referred to in Clause 17 or any other provision of this Agreement or another Finance Document;

(c)                               any other document directly contemplated by or referred to in any Finance Document; and

(d)                              any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)                               England and Wales;

(b)                              the country under the laws of which the company is incorporated or formed;

(c)                               a country in which the company’s central management and control is or has recently been exercised;

(d)                              a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)                               a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)                                a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)                               any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)                              any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders (as provided for in the terms of the Finance Documents) and/or the satisfaction of any other condition, would constitute an Event of Default;

“Prohibited Person” means any person with whom transactions are currently prohibited or restricted under the United States of America sanctions administered by the United States of America Department of Treasury’s Office of Foreign Assets Control (OAFC), any other United States of America government sanction, export or procurement laws or any other sanctions or other such restrictions on business dealings imposed by a member state of the European Union, including a person on any list of restricted entities, persons or organizations published by the United States of America government, the United Nations or the European Union or any member state thereof;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the day which is 2 Business Days (in London) before the first day of that Interest Period or other period;

“Reference Banks” means, subject to Clause 26.16, the London branches of Standard Chartered Bank, Calyon, The Royal Bank of Scotland and Societe Generale;

“Relevant Period” means each period of twelve (12) months ending on or about the last day of the financial year of the Borrower and each period of twelve (12) months ending on or about the last day of each financial half-year of the Borrower;

“Repayment Date” means a date on which a repayment of the Loan is required to be made under Clause 8;

“Requisition Compensation”, in relation to each Ship, includes, all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any Master Agreement or any judgment relating to any Finance Document or any Master Agreement; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)                               a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)                              the security rights of a plaintiff under an action in rem; and

(c)                               any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Guarantor, each Owner and any person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies (such notice not to be unreasonably withheld or delayed) the Borrower, the Security Parties and the Creditor Parties that:

(a)                               all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents and the Master Agreements have been paid;

(b)                              no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or any Master Agreement;

(c)                               neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 or any other provision of this Agreement, another Finance Document or any Master Agreement; and

(d)                              the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document or a Master Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or a any present or possible future proceeding relating to a Finance Document or a Master Agreement or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Secured Transaction” means a Transaction which fulfils the following requirements:

(a)                     it is entered into by the Borrower with a Swap Bank pursuant to a Master Agreement;

(b)                    its purpose is the hedging of the Borrower’s exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(c)                     it is designated by the Borrower, by delivery by the Borrower to the Agent upon entering into a Transaction of a notice of designation in the form set out in Schedule 5, as a Secured Transaction for the purposes of the Finance Documents;

“Security Trustee” means Standard Chartered Bank (Hong Kong) Limited, acting in such capacity through its office at 11/F, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong, or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Servicing Bank” means the Agent or the Security Trustee;

“Shares Pledge” means, in relation to each Owner, a pledge of the entire issued share capital in that Owner to be executed by the Borrower in favour of the Security Trustee as security for the Secured Liabilities in the Agreed Form;

“Ship” means each Approved Ship or Substitute Ship which is subject to a Mortgage;

“Substitute Ship” means any Approved Ship or any other ship of similar age, type and value to an Approved Ship which the Agent may, with the authorisation of all Lenders, approve for the purposes of this Agreement;

“Swap Bank” means a bank or financial institution listed in Part B of Schedule 1 and acting in such capacity through its branch indicated in Part B of Schedule 1 or its transferee, successor or assign;

“Swap Exposure” means, in relation to each Swap Bank, the amount certified by that Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to that Swap Bank under (and calculated in accordance with) the applicable provisions of the relevant Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all Secured Transactions entered into between the Borrower and that Swap Bank;

“Tangible Net Worth” means, for any Relevant Person, at any date of determination under this Agreement, the aggregate amount at such time (without double counting) of the following:

(a)                               the amounts paid up, or credited as paid up, on the issued share capital of that Relevant Person and its subsidiaries;

(b)                              any credit balance on the consolidated profit and loss account of that Relevant Person and its subsidiaries; and

(c)                               any amount standing to the credit of any other consolidated capital and revenue reserves of that Relevant Person and its subsidiaries including any share premium account and capital redemption reserve, less the aggregate amount at such time (without double counting) of the following:

(a)                               any debit balance on the consolidated profit and loss account of that Relevant Person and its subsidiaries; and

(b)                              any reserves attributable to interests of minority shareholders in any subsidiary (whether direct or indirect) of that Relevant Person and its subsidiaries,

all as determined in accordance with the accounting principles applied in the preparation of that Relevant Person’s latest financial statements but adjusted by:

(i)                                  deducting any dividend or other distribution declared, recommended or made by the Relevant Person, and by its subsidiaries to shareholders and for the avoidance of doubt the term “shareholders” in this paragraph (i) shall be those that are not in any way, directly or indirectly, affiliated with such Relevant Person;

(ii)                              deducting any amount attributable to goodwill or any other intangible asset;

(iii)                          reflecting any variation required to be made to the asset value attributable to any ship owned by the Relevant Person and its subsidiaries in order to reflect the fair market value of any such ship;

(iv)                          excluding any amount attributable to deferred taxation;

(v)                              excluding any amount attributable to minority interests; and

(vi)                          eliminating inconsistencies (if any) between the accounting principles;

“Total Loss” means, in relation to each Ship:

(a)                               actual or constructive or compromised or agreed or arranged total loss of that Ship;

(b)                              requisition for title or other compulsory acquisition of that Ship (otherwise than by requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the relevant Owner’s full control;

(c)                               capture, seizure, hijacking, theft, arrest, detention of that Ship or confiscation of that Ship by any government or by persons acting or purporting to act on behalf of any government unless the Ship be released and restored to the relevant Owner from such capture, seizure, arrest, detention or confiscation within 1 month after the occurrence thereof;

“Total Loss Date” means, in relation to each Ship:

(a)                               in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)                              in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)                                  the date on which a notice of abandonment is given to the insurers; and

(ii)                              the date of any compromise, arrangement or agreement made by or on behalf of the Borrower and/or the relevant Owner with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)                               in the case of any other type of total loss, on the date (or the most likely date) on which it reasonably appears to the Agent that the event constituting the total loss occurred;

“Transaction” has the meaning given in the relevant Master Agreement;

“Transfer Certificate” has the meaning given in Clause 26.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed;

“Unicorn Facility” means the US$50,000,000 term loan facility made available to Unicorn Tankers (International) Limited (“Unicorn”) pursuant to a loan agreement dated 29 June 2009 (and as amended and supplemented by a letter of amendment dated 12 August 2010) (the “Unicorn Loan Agreement”) and made between (i) Unicorn (ii) the banks and financial institutions listed therein as lenders, (iii) the banks and financial institutions listed therein as swap banks and (iv) Standard Chartered Bank as agent and as security trustee; and

“Working Capital” means, in respect of any Relevant Period, the consolidated net current assets of the Borrower Group comprising stock and debtors (but excluding any cash) and deducting trade creditors and other current liabilities at the last day of such Relevant Period.

1.2                            Construction of certain terms.  In this Agreement:

“administration notice”  a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“continuing” means, in relation to any Potential Event of Default, a Potential Event of Default which has not been remedied to the satisfaction of the Agent or waived by the

Agent (acting upon instructions of the Majority Lenders) and, in relation to any Event of Default, an Event of Default which has not been waived by the Agent (acting upon instructions of Majority Lenders);

“document” includes a deed; also a letter or fax;

“excess risks”  means, in relation to each Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to each Ship, all insurances effected, or which the Borrower is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks”  means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (01/11/02 or 01/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/1995 or 1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax”  includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 23 of the Institute Time Clauses (Hulls)(1/10/83) or clause 24 of the Institute Time Clauses (Hulls)(1/11/1995).

1.3                            Meaning of “month”.  A period of 1 or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)                               on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)                              on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4                            Meaning of “subsidiary”.  A company (S) is a subsidiary of another company (P) if:

(a)                               a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)                              P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)                               P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)                              P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5                            General Interpretation.  In this Agreement:

(a)                               references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)                              references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)                               words denoting the singular number shall include the plural and vice versa;

(d)                              references to time shall mean Hong Kong time, unless stated otherwise; and

(e)                               Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6                            Headings.  In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2                                        FACILITY

2.1                            Amount of facility.  Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a term loan facility of up to $50,000,000.

2.2                            Loan divided into Advances.  The Loan shall be made available in up to 6 separate Advances.

2.3                            Lenders’ participations in Advances.  Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.4                            Purpose of Advances.  The Borrower undertakes with each Creditor Party to use the proceeds of each Advance for purposes stated in the preamble to this Agreement save that in the event such proceeds are for the purpose of acquiring shares in any company, the prior written consent (such consent not to be unreasonably withheld or delayed) of the Agent (acting on behalf of the Majority Lenders) shall be required.

3                                        POSITION OF THE LENDERS AND SWAP BANKS

3.1                            Interests several.  The rights of the Lenders and of the Swap Banks under this Agreement and under the Master Agreements are several.

3.2                            Individual right of action.  Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement or under a Master Agreement without joining any other Creditor Party as additional parties in the proceedings.

3.3                            Proceedings requiring Majority Lender consent.  Except as provided in Clause 3.2, no Lender and no Swap Bank may commence proceedings against the Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4                            Obligations several.  The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreements are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:

(a)                               the obligations of the other Lenders and/or the other Swap Bank being increased; nor

(b)                              the Borrower, any Security Party, any other Lender or the other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or any Master Agreement;

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Creditor Party to perform its obligations under this Agreement or a Master Agreement.

4                                        DRAWDOWN

4.1                            Request for Advance.  Subject to the following conditions, the Borrower may request that an Advance be made to it by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. 2 Business Days prior to the intended Drawdown Date.

4.2                            Availability.  The conditions referred to in Clause 4.1 are that:

(a)                               a Drawdown Date has to be a Business Day during the Availability Period;

(b)                              at the time of the relevant Drawdown Date the aggregate amount of all Advances shall not exceed 65 per cent. of the aggregate of the Fair Market Value of all Ships on the relevant Drawdown Date;

(c)                               the aggregate amount of the Advances shall not exceed the Total Commitments; and

(d)                              all applicable conditions precedent set out in Clause 9.1 shall have been fulfilled.

4.3                            Notification to Lenders of receipt of a Drawdown Notice.  The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)                               the amount of the Advance and the relevant Drawdown Date;

(b)                              the amount of that Lender’s participation in the Advance; and

(c)                               the duration of the first Interest Period applicable to it.

4.4                            Drawdown Notice irrevocable.  A Drawdown Notice must be signed by an authorised person on behalf of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting with the authorisation of the Majority Lenders.

4.5                            Lenders to make available Contributions.  Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on that Drawdown Date under Clause 2.3.

4.6                            Disbursement of Advance.  Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)                               to the account which the Borrower specifies in the Drawdown Notice; and

(b)                              in the like funds as the Agent received the payments from the Lenders.

4.7                            Disbursement of Advance to third party.  The payment by the Agent under Clause 4.6 to a third party (if requested by the Borrower in a relevant Drawdown Notice) shall constitute the making of the Advance and the Borrower shall thereupon become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution for that Advance.

5                                        INTEREST

5.1                            Payment of normal interest.  Subject to the provisions of this Agreement, interest on an Advance in respect of each Interest Period applicable to it shall be paid by the Borrower on the last day of that Interest Period.

5.2                            Normal rate of interest.  Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period applicable to it shall be the aggregate of the Margin and LIBOR for that Interest Period.

5.3                            Payment of accrued interest.  In the case of an Interest Period longer than 6 months, accrued interest shall be paid every 6 months during that Interest Period and on the last day of that Interest Period.

5.4                            Notification of Interest Periods and rates of normal interest.  The Agent shall notify the Borrower and each Lender of each rate of interest as soon as reasonably practicable after each is determined.

5.5                            Obligation of Reference Banks to quote.  A Lender which is a Reference Bank shall use all reasonable efforts to supply any quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6                            Absence of quotations by Reference Banks.  If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7                            Market disruption.  The following provisions of this Clause 5 apply if:

(a)                               no rate is quoted on REUTERS BBA Page LIBOR 01 and 2 or more of the Reference Banks do not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)                              Lenders having Contributions together amounting to more than 35 per cent. of the Loan (or, if the first Advance has not yet been made, Commitments amounting to more than 35 per cent. of the Total Commitments) notify the Agent in writing before 1.00 p.m. (London time) that the aggregate of LIBOR fixed by the Agent for an Interest Period would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period (as determined in the absolute discretion of those Lenders); or

(c)                               the Agent is notified by a Lender in writing by 1.00 p.m. (London time) (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8                            Notification of market disruption.  The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9                            Suspension of drawdown.  If the Agent serves notice under Clause 5.8;

(a)                               in a case falling within Clauses 5.7(a) or (b), the Lenders’ obligations to make the Advance concerned;

(b)                              in a case falling within Clause 5.7(c), the Affected Lender’s obligation to participate in the Advance concerned;

shall be suspended while the circumstances referred to in the Agent’s notice continue or until the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender agree an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.10                    Negotiation of alternative rate of interest.  If the Agent’s notice under Clause 5.8 is served after an Advance is made, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11                    Application of agreed alternative rate of interest.  Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12                    Alternative rate of interest in absence of agreement.  If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant  circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin; and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13                    Notice of prepayment.  If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 15 Business Days’ notice of its intention to prepay (without premium or penalty) at the end of the interest period set by the Agent.

5.14                    Prepayment; termination of Commitments.  A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment (without premium or penalty); and:

(a)                               on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)                              on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty), the Affected Lender’s Contribution, together with accrued interest thereon at the rate used for the immediately preceding Interest Period plus the Margin.

6                                        INTEREST PERIODS

6.1                            Commencement of Interest Periods.  The first Interest Period applicable to an Advance shall commence on the applicable Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2                            Duration of normal Interest Periods.  Subject to Clauses 6.3, each Interest Period shall be:

(a)                               6 months; or

(b)                              in the case of the first Interest Period applicable to the second and any subsequent Advance, a period ending on the last day of the Interest Period then current, whereupon all of the Advances shall be consolidated and treated as a single Advance for the purposes of Clause 5 and this Clause 6; or

(c)                               such other period as the Agent may, with the consent of all the Lenders, agree with the Borrower.

6.3                            Duration of Interest Periods for repayment instalments.  In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

7                                        DEFAULT INTEREST

7.1                            Payment of default interest on overdue amounts.  The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by it under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)                               the date on which the Finance Documents provide that such amount is due for payment; or

(b)                              if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)                               if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2                            Default rate of interest.  Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)                               in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)                              in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3                            Calculation of default rate of interest.  The rates referred to in Clause 7.2 are:

(a)                               the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)                              the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)                                  LIBOR; or

(ii)                              if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to 2 or more Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4                            Notification of interest periods and default rates.  The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5                            Payment of accrued default interest.  Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6                            Compounding of default interest.  Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7                            Application to Master Agreements.  For the avoidance of doubt, this Clause 7 does not apply to any amount payable under any Master Agreement in respect of any continuing Secured Transaction as to which the relevant provisions of that Master Agreement shall apply.

8                                        REPAYMENT AND PREPAYMENT

8.1                            Amount of instalments.  The Borrower shall repay the Loan by equal consecutive semi-annual instalments together with the Balloon Instalment.

8.2                            Repayment Dates.  The first repayment instalment shall be repaid on the Advance Date falling after the final date of the Availability Period and the last repayment instalment shall be repaid on the Final Maturity Date. The Balloon Instalment shall be paid simultaneously with the final repayment instalment on Final Maturity Date. For the avoidance of doubt, each repayment instalment shall be paid semi-annually except for last repayment instalment which shall be due on the Final Maturity Date.

For the purposes of Clause 8.2 “Advance Date” means the date of the first Drawdown Date and each date falling 6 months thereafter.

8.3                            Final Maturity Date.  On the Final Maturity Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4                            Voluntary prepayment.  Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan.

8.5                            Conditions for voluntary prepayment.  The conditions referred to in Clause 8.4 are that:

(a)                               a partial prepayment shall be $1,000,000 or a higher integral multiple of $1,000,000 or if lower, the Loan;

(b)                              the Agent has received from the Borrower at least 14 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)                               the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

8.6                            Effect of notice of prepayment.  A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7                            Notification of notice of prepayment.  The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).

8.8                            Mandatory prepayment on sale or Total Loss.  Subject to Clause 14.2, the Borrower shall be obliged to cancel the relevant part of the Total Commitments and/or to prepay the relevant part of the Loan:

(a)                               if a Ship is sold, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)                              if a Ship becomes a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss, and in this Clause 8.8, “relevant part” means:

(i)                                  in the case of a Total Loss of a Ship, the greater of (i) the proceeds of insurances relating to such Total Loss and (ii) an amount equal to the minimum value for which the Owner of such Ship is obliged to insure that Ship in accordance with clause 6 of the Deed of Covenants to which it is a party;

(ii)                              in the case of a sale of a Ship, the greater of (i) the proceeds of such sale and (ii) an amount equal to the Fair Market Value of that Ship;

8.9                            Mandatory prepayment on change of control.  If at any time, without the prior written consent of the Majority Lenders, more than 40 per cent of the shares of the Guarantor are sold in the London Stock Exchange or the Singapore Stock Exchange in connection with an initial public offering (IPO) of the Guarantor, then, if so instructed by any Lender, the Agent shall:

(a)                               serve on the Borrower a notice stating that the Commitment of that Lender is cancelled; and

(b)                              serve on the Borrower a notice stating that the Contribution of that Lender, all accrued interest owing to that Lender and all other amounts accrued or owing under this Agreement to that Lender are due and payable no later than 10 Business Days after the date of that notice.

8.10                    Amounts payable on prepayment.  A prepayment shall be made together with accrued interest (and any other amount payable by the Borrower under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an applicable Interest Period, together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.11                    Application of partial prepayments.  Each partial prepayment shall be applied towards the repayment instalments in inverse order of maturity.

8.12                    No reborrowing.  No amount prepaid may be reborrowed.

8.13                    Unwinding of Secured Transactions.  Unless otherwise agreed with the Swap Banks, on or prior to any repayment or prepayment under this Clause 8 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Secured Transactions so that the notional principal amount of the continuing Secured Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

9                                        CONDITIONS PRECEDENT

9.1                            Documents, fees and no default.  Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)                               that, on or before the service of the first Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)                              that, on or before each Drawdown Date, the Agent receives the documents described in Part B of Schedule 3 for each Relevant Ship (as defined in Schedule 3 Part B) and each relevant Owner in form and substance satisfactory to the Agent and its lawyers; and

(c)                               that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)                                  no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the relevant Advance;

(ii)                              the representations and warranties in Clause 10 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)                          none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and

(d)                              that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Advance, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(e)                               that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, reasonably request in good faith by notice to the Borrower no later than 3 Business Days prior to the relevant Drawdown Date; and

(f)                                that, on or before the service of each Drawdown Notice, the Lenders receive the fee referred to in Clause 20.1(a), and the Agent receives all accrued commitment fees and agency fees due and payable pursuant to Clause 20.1(b) and Clause 20.1(c) and has received payment of the expenses referred to in Clause 20.2.

9.2                            Waiver of conditions precedent.  If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the relevant Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

9.3                            Conditions Subsequent.  Each Lender’s obligation to continue to make the Loan available to the Borrower is subject to the Agent having received the documents described in Part C of Schedule 3 in form and substance satisfactory to the Agent and its lawyers within the relevant time limits set out therein.

10                                REPRESENTATIONS AND WARRANTIES

10.1                    General.  The Borrower represents and warrants to each Creditor Party as follows.

10.2                    Status.  It is duly incorporated and validly existing under the laws of Singapore.

10.3                    Share capital and ownership. It has a share capital of 100,101 shares, all of which shares have been issued in registered form and fully paid to, and are legally and beneficially owned by and registered in the name of the Guarantor free of any Security Interest.

10.4                    Corporate power.  It has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)                               to execute the Finance Documents to which it is a party and the Master Agreements; and

(b)                              to borrow under this Agreement, to enter into Secured Transactions under the Master Agreements and to make all the payments contemplated by, and to comply with, the Finance Documents and the Master Agreements.

10.5                    Consents in force.  All the consents applicable to it referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6                    Legal validity; effective Security Interests.  The Finance Documents and the Master Agreements do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)                               constitute its or, as the case may be, the relevant Security Party’s legal, valid and binding obligations enforceable against it or, as the case may be, the relevant Security Party in accordance with their respective terms;

(b)                              are admissible in evidence; and

(c)                               create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7                    No third party Security Interests.  Without limiting the generality of Clause 10.6 at the time of execution and delivery of each Finance Document:

(a)                               it and each Security Party will have the right to create all the Security Interests which each Finance Document purports to create; and

(b)                              no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any Finance Document, by its terms, relates.

10.8                    No conflicts.  The execution by it of each Finance Document and each Master Agreement, the borrowing of the Loan, the entry into of Secured Transactions, and its compliance with each Finance Document and each Master Agreement will not involve or lead to a contravention of:

(a)                               any law or regulation; or

(b)                              its or any Security Party’s constitutional documents; or

(c)                               any contractual or other obligation or restriction which is binding on it or any Security Party or any of their assets.

10.9                    No withholding taxes.  All payments which it is liable to make under the Finance Documents and the Master Agreements may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10            No default.  No Event of Default or Potential Event of Default has occurred and is continuing.

10.11            Information.  All information which has been provided in writing by it or on its behalf to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited financial statements which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in its financial position or state of affairs from that disclosed in the latest of those financial statements.

10.12            No litigation.  No legal or administrative action involving it or any Owner (including action relating to any alleged breach of the ISM Code or the ISPS Code) has been commenced or taken or, to it’s knowledge, is likely to be commenced or taken which, in either case, in the opinion of the Majority Lenders, would be likely to have a material adverse effect on its financial position or state affairs.

10.13            Taxes paid.  It and each Owner has paid all due taxes applicable to, or imposed on or in relation to it, its business or the Ship owned by it.

10.14            No money laundering.  Without prejudice to the generality of Clause 2.4, in relation to the borrowing of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents, it confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

10.15            ISM Code and ISPS Code compliance.  All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, any Owner, any Approved Manager and the Ships have been complied with.

10.16            Pari passu ranking.  Its obligations under this Agreement and each of the Master Agreements rank at least pari passu with all of its other present and future unsecured and unsubordinated Financial Indebtedness with the exception of any obligations which are mandatorily preferred by any laws applicable to companies generally and not by contract.

10.17            Prohibited Person.  No Ship is owned, either directly or indirectly by a Prohibited Person and no Prohibited Person has any interest of any nature whatsoever in the Borrower or in any Security Party.

10.18            Unlawful Activity. No asset owned by the Borrower or any Owner and which is the subject of any Security Interest under the Finance Documents has been derived from any unlawful activity.

10.19            Repetition.  The representations and warranties in this Clause 10 are deemed to be repeated by the Borrower on the last day of each Interest Period with reference to the circumstances then existing.

11                                GENERAL UNDERTAKINGS

11.1                    General.  The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2                    Title; negative pledge.  It:

(a)                               will procure that each Owner shall hold the legal title to, and own the entire beneficial interest in, each Ship owned by it, its Earnings and its Insurances, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and except for Permitted Security Interests; and

(b)                              shall not, and shall procure that none of the Owners will, create or permit to arise any Security Interest over any Earnings Account, the Borrower Account or any other asset of the Owners present or future except Security Interests created or permitted by the Finance Documents and except for Permitted Security Interests.

11.3                    No disposal of assets.  It will not and shall procure that no Owner shall transfer, lease or otherwise dispose of:

(a)                               all or a substantial part of its assets whether by one transaction or a number of transactions, whether related or not; or

(b)                              any material debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not relate to any charter of any Ship as to which Clause 14 and clause 7.12 of the relevant Deed of Covenant

11.4                    `.  It will not incur any liability or obligation except:

(a)                               liabilities and obligations under the Finance Documents to which it is a party;

(b)                              Permitted Financial Indebtedness;

(c)                               Financial Indebtedness owing to the Guarantor and subordinated to the Secured Liabilities on terms in all respects satisfactory to the Agent;

(d)                              liabilities and obligations reasonably incurred in the ordinary course of owning, operating and chartering ships and any related activities including the entering into of forward freight agreements, provided that such related activities are within the ordinary course of business of a prudent operator and are not speculative in nature; and

(e)                               Secured Transactions.

11.5                    Information provided to be accurate.  All financial and other information which is provided in writing by it or on its behalf under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6                    Provision of financial statements.  It will send, or will procure that there is sent, to the Agent:

(a)                               as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrower throughout the Security Period, the audited consolidated financial statements of the Borrower and the Guarantor for that financial year;

(b)                              as soon as possible, but in no event later than 90 days, from the end of June of each year throughout the Security Period, the unaudited consolidated semi-annual accounts of the Borrower and the Guarantor in a format approved by the Agent and which are certified as to their correctness by the chief financial officer or a director of the Borrower; and

(c)                               together with each set of financial statements referred to in paragraphs (a) and (b), a compliance certificate signed by the chief financial officer of the Borrower (and, in the case of the annual audited accounts, by the auditors) in the form attached as Schedule 6 (or in such other form as the Agent may approve) evidencing compliance by it and the Guarantor with the financial covenants in Clause 12.4, respectively.

11.7                    Form of financial statements.  All financial statements (audited and unaudited) delivered under Clause 11.6 will:

(a)                               be prepared in accordance with all applicable laws and IFRS consistently applied;

(b)                              present fairly the financial position of the Borrower Group at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)                               fully disclose or provide for all significant liabilities of the Borrower Group.

11.8                    Member and creditor notices.  It will send the Agent, at the same time as they are despatched, copies of all communications which are despatched by the Borrower to its shareholders or creditors or any class of them.

11.9                    Consents.  It will and shall procure that each Owner will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)                               for it and each Owner to perform its obligations under any Finance Document to which it is a party or any Master Agreement;

(b)                              for the validity or enforceability of any Finance Document or any Master Agreement; and

(c)                               for each Owner to continue to own and operate the Ship owned by it;

and it will and shall procure that each Owner will comply with the terms of all such consents.

11.10            Maintenance of Security Interests.  It will and shall procure that each Owner will:

(a)                               at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)                              without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11            Notification of litigation.  It will and shall procure that each Owner will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, any Approved Manager or the Earnings or the Insurances of any Ship as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12            Centre of main interests.  It will maintain its registered office in Singapore and it will not establish, or do anything as a result of which it would be deemed to have the centre of its main interests, in any country other than in England.

11.13            Notification of default.  It will and shall procure that each Owner will notify the Agent as soon as it becomes aware of:

(a)                               the occurrence of an Event of Default or a Potential Event of Default; or

(b)                              any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and will keep the Agent fully up-to-date with all developments.

11.14            Provision of further information.  It will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)                               to the Guarantor, the Borrower, any Owner, any Ship, the Earnings or the Insurances; or

(b)                              to any other matter relevant to, or to any provision of, a Finance Document or a Master Agreement;

which may be reasonably requested by the Agent or any Creditor Party at any time.

11.15            No amendment to Master Agreement.  The Borrower agrees not to make any amendment or supplement to, waive or fail to enforce, the Master Agreement or any of its provisions unless otherwise agreed by the Agent.

11.16            Provision of copies and translation of documents.  The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.17            “Know your customer” checks.  If:

(a)                               the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)                              any change in the status of the Borrower or any Security Party after the date of this Agreement; or

(c)                               a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.18            No Amendment to Borrower’s Memorandum and Articles of Association. Without the prior written consent of the Agent (such consent not to be unreasonably withheld), the Borrower shall not effect and shall not permit the effect of any amendment or revocation of the Borrower’s memorandum and articles of association.

11.19            Provision of Contract Cover Summary. The Borrower shall, as soon as possible but in any event no later than 28 February 2011 and on each date falling at 6 monthly intervals thereafter, deliver to the Agent (with copy to the Majority Lenders) the Contract Cover Summary.

11.20            Valuation of Ship. The Borrower shall, at least once every 12 months during the Security Period, provide the Agent with a valuation of each Ship prepared in accordance with Clause 15.5.

12                                CORPORATE UNDERTAKINGS

12.1                    General.  The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2                    Maintenance of status.  It will maintain its separate corporate existence under the laws of Singapore.

12.3                    Negative undertakings.  It will not (save that paragraph (c) and (d) shall not apply to the Borrower) and shall procure that no Owner will:

(a)                               in the case of the Borrower, carry on any business other than the ownership, operation and chartering of ships and related logistical operations, and in the case of each Owner, carry on any business other than the ownership, operation, chartering or activities relating to the logistical operations of the Ship owned by it; or

(b)                              pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital if any Event of Default or Potential Event of Default has occurred or will occur as a result of making such payment; or

(c)                               open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purposes of the Finance Documents; or

(d)                              except for the onward lending of the Loan, provide any form of credit or financial assistance to:

(i)                                  a person who is directly or indirectly interested in the Borrower’s, or as the case may be, any Owner’s share or loan capital; or

(ii)                              any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower, or as the case may be, the relevant Owner than those which it could obtain in a bargain made at arms’ length; or

(e)                               issue, allot or grant any person a right to any shares in its capital, or repurchase or reduce its issued share capital; or

(f)                                in the case of each Owner, acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative;

(g)                               enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

12.4                    Financial Covenant.  It will ensure that throughout the Security Period, the Debt Service Coverage Ratio in respect of each Relevant Period shall not be less than 1.3:1.

13                                INSURANCE

13.1                    General.  The Borrower also undertakes with each Creditor Party to procure that each Owner complies with the provisions of clause 6 of the Deed of Covenant to which it is a party at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2                    Mortgagee’s interest and additional perils insurances.  The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils insurance and a mortgagee’s interest insurance so that the aggregate amount of such insurance for all Ships is in an amount equal to not less than 120 per cent. of the Loan at any relevant time, on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrower shall procure that each Owner (in relation to the Ship owned by it) shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

14                                SHIP COVENANTS

14.1                    General.  The Borrower also undertakes with each Creditor Party to procure that each Owner complies with the provisions of clause 7 of the Deed of Covenant to which it is a party at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

14.2                    Substitute Ship. The Borrower may at any time during the Security Period after the end of the Availability Period replace a Ship with a Substitute Ship provided that:

(a)                               the Agent receives the documents described in Part B of Schedule 3 in respect of the relevant Substitute Ship in form and substance satisfactory to the Agent and its lawyers;

(b)                              a survey report addressed to the Agent and the Lenders, stated to be for the purposes of this Agreement  and dated not earlier that 30 days prior to the date of substitution from an independent marine surveyor selected by the Agent in respect of the physical condition of the relevant Substitute Ship;

(c)                               if the ratio set out in Clause 15.1 were applied immediately following the substitution, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(d)                              no Event of Default or Potential Event of Default has occurred at the date of such substitution or will occur as a result of such substitution.

14.3                    Additional Corporate Action. At the same time as the Borrower delivers to the Security Trustee any document executed under Clause 14.2, the Borrower shall also deliver to the Security Trustee reasonable evidence that the Borrower’s or as the case may be the relevant Owner’s execution of such documents has been duly authorised by it.

15                                SECURITY COVER

15.1                    Minimum required security cover.  Clause 15.2 applies if the Agent notifies the Borrower that:

(a)                               the aggregate of the Fair Market Values of each Ship; plus

(b)                              the net realisable value of any additional security previously provided by the Borrower under this Clause 15;

is below 154 per cent. of the Loan.

15.2                    Provision of additional security; prepayment.  If the Agent (acting on the instructions of the Majority Lenders) serves a notice on the Borrower under Clause 15.1, the Borrower shall, within 1 month after the date on which the Agent’s notice is served, either:

(a)                               provide, or ensure that a third party provides, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require and for the avoidance of doubt any security over a cash amount equal to any shortfall, deposited to the Borrower Account shall be approved; or

(b)                              prepay such part (at least) of the Loan as will eliminate the shortfall.

15.3                    Meaning of additional security.  In Clause 15.2(a), “security” means a Security Interest over an asset or assets (whether securing the Borrower’s liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security (including but not limited to security, at the discretion of the Borrower, over a cash amount equal to any shortfall, deposited to the Borrower Account) in respect of the Borrower’s liabilities under the Finance Documents, in each case approved by the Agent (acting with the authorisation of the Majority Lenders, who shall be free in the exercise of their discretion whether to withhold such authorisation or to grant it on such terms as they may think fit save as provided for in Clause 15.2(a)).

15.4                   Requirement for additional documents.  The Borrower shall not be deemed to have complied with Clause 15.2(a) until the Agent has received in connection with the additional security certified copies of documents and such legal opinions in terms acceptable to the Majority Lenders from such lawyers as they may select.

15.5                    Valuation of Ships.  The Fair Market Value of a Ship at any date is that shown by:

(a)                               a valuation prepared:

(i)                                  as at a date not more than 14 days previously;

(ii)                              by H Clarkson & Company Ltd. or as shown on www.shipvalue.net or by any other independent and reputable sale and purchase shipbroker which the Agent (acting on the instructions of the Majority Lenders) has approved or appointed for the purpose; or

(b)                              if either the Majority Lenders or the Borrower disagree with the valuation of a Ship as shown on shipvalue.net or issued by H Clarkson & Company Ltd, the Majority Lenders or the Borrower shall have the right to request the Agent to obtain a valuation from any two of the following shipbrokers: Braemar Seascope Ltd, Galbraiths Ltd, Simpson Spence and Young Ltd, one of which shall be appointed by the Agent and one of which shall be appointed by the Borrower. The agreed valuation shall be the average of these two valuations provided that such valuations comply with the following conditions:

(i)                                  with or without physical inspection of the relevant Ship (as the Agent may require);

(ii)                              on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(iii)                          after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale; or

(c)                               in the event that a valuation prepared in accordance with paragraph (a) is not available to the Agent due to prevailing market conditions, a valuation reasonably determined by the Agent.

15.6                    Value of additional vessel security.  The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.5.

15.7                    Valuations binding.  Any valuation under Clause 15.2, 15.5 or 15.6 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.8                    Provision of information.  The Borrower shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.5 or 15.6 with any information which the Agent or the shipbroker or expert may reasonably request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.9                    Payment of valuation expenses.  The Borrower shall, within 2 Business Days of demand, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.10            Application of prepayment.  Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2(b).

16                                PAYMENTS AND CALCULATIONS

16.1                    Currency and method of payments.  All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)                               by not later than 11.00 a.m.(New York time) on the due date;

(b)                              in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)                               in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to such account with such bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)                              in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2                    Payment on non-Business Day.  If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)                               the due date shall be extended to the next succeeding Business Day; or

(b)                              if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3                    Basis for calculation of periodic payments.  All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a year of 360 days.

16.4                    Distribution of payments to Creditor Parties.  Subject to Clauses 16.5, 16.6 and 16.7:

(a)                               any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, a Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, that Swap Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as that Lender, that Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)                              amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Banks generally shall be distributed by the Agent to each Lender and each Swap Bank pro rata to the amount in that category which is due to it.

16.5                    Permitted deductions by Agent.  Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or a Swap Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or that Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or that Swap Bank to pay on demand.

16.6                    Agent only obliged to pay when monies received.  Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower, any Lender or any Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to the Borrower, that Lender or that Swap Bank until the Agent has satisfied itself that it has received that sum.

16.7                    Refund to Agent of monies not received.  If and to the extent that the Agent makes available a sum to the Borrower, a Lender or a Swap Bank without first having received that sum, the Borrower or (as the case may be) the Lender or the Swap Bank concerned shall, on demand:

(a)                               refund the sum in full to the Agent; and

(b)                              pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8                    Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9                    Creditor Party accounts.  Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and/or the Master Agreements and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10            Agent’s memorandum account.  The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11            Accounts prima facie evidence.  If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing by the Borrower or that Security Party to that Creditor Party.

17                                APPLICATION OF RECEIPTS

17.1                    Normal order of application.  Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)                               FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreements in the following order and proportions:

(i)                                  first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents and the Master Agreements other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document or in any Master Agreement);

(ii)                              secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents and the Master Agreements (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of any Master Agreement but shall have failed to pay or deliver to the relevant Swap Bank at the time of application or distribution under this Clause 17); and

(iii)                          thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Secured Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(b)                              SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document or any Master Agreement but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future (such notice to be given within 30 days of the relevant receipt) and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)                               THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be lawfully entitled to it.

17.2                    Variation of order of application.  The Agent may, with the authorisation of each Lender and, of each Swap Bank, by notice to the Borrower, the Security Parties and the Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3                    Notice of variation of order of application.  The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4                    Appropriation rights overridden.  This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18                                APPLICATION OF EARNINGS; SWAP PAYMENTS

18.1                    Payment of Earnings and Swap Payments.  The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period:

(a)                               subject only to the provisions of the General Assignments, all the Earnings of each Ship are paid to the Earnings Account of the Owner of that Ship; and

(b)                              all payments by each Swap Bank to the Borrower under each Secured Transaction are paid to the Borrower Account.

18.2                    Application of Earnings.  The Owners shall be permitted to withdraw amounts from their respective Earnings Account and the Borrower shall be permitted to withdraw amounts from the Borrower Account provided that no Potential Event of Default or Event of Default has occurred and is continuing.

18.3                    Location of accounts.  The Borrower shall promptly:

(a)                               comply and procure compliance from each Owner with any requirement of the Agent as to the location or re-location of any Earnings Account or the Borrower Account; and

(b)                              procure execution of any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) any Earnings Account and execute any such documents for the Borrower Account.

18.4                    Debits for expenses etc.  The Agent shall be entitled (but not obliged) from time to time to debit any Earnings Account or the Borrower Account (provided that prior written notice is given to the Borrower and the relevant Owner containing reasonable detail of the amounts to be so debited) in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

18.5                    Borrower’s obligations unaffected.  The provisions of this Clause 18 (as distinct from a distribution effected under Clause 18.5) do not affect:

(a)                               the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)                              any other liability or obligation of the Borrower or any Security Party under any Finance Document.

19                                EVENTS OF DEFAULT

19.1                    Events of Default.  An Event of Default occurs if:

(a)                               the Borrower or any Security Party fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document unless payment is made within 3 Business  Days of its due date; or

(b)                              any breach occurs of Clause 9.2, 11.2, 11.3, 12.2, 12.3, 12.4 or 15.2 or clause 11.14 of the Guarantee or clause 6.2 of any Deed of Covenant; or

(c)                               any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) if, in the opinion of the Majority Lenders, such default is capable of remedy, and such default continues unremedied 10 Business Days (or such longer period as the Agent may, in its entire discretion permit) after written notice from the Agent to the Borrower requesting action to remedy the same; or

(d)                              (subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c)); or

(e)                               any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated and, in the opinion of the Lenders, such representation, warranty or statement is material; or

(f)                                any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)                                  any such Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)                              any such Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)                          a lease, hire purchase agreement or charter creating any such Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)                          any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any such Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)                              any Security Interest securing any such Financial Indebtedness of a Relevant Person becomes enforceable;

Provided that no Event of Default will occur under this clause 19.1(f) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (v) above is less than 3 per cent of the Relevant Person’s Tangible Net Worth; or

(g)                               any of the following occurs in relation to a Relevant Person:

(i)                                  a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)                              any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress, or any form of freezing order, in respect of a sum of, or sums at any one time aggregating, $100,000 or more or the equivalent in another currency; or

(iii)                          any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)                          an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)                              any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)                          a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)                      a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (d) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)                  an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)                          a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)                              any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)                          in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)                              the Borrower ceases or suspends carrying on its business or a part of its business which, in the reasonable opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)                                  it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)                                  for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)                              for the Agent, the Security Trustee or the Lenders or the Swap Banks to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)                                  any official consent necessary to enable the Borrower or an Owner to own or operate any Ship owned by it or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)                              it appears to the Majority Lenders that, without their prior consent, a change has occurred or probably has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in the Borrower, any Owner or the Guarantor or in the ultimate control of the voting rights attaching to any of those shares (for the purposes of this Clause the sale of any of the shares of the Guarantor in the London Stock Exchange or the Singapore Stock Exchange in connection with an initial public offering (IPO) of the Guarantor shall be disregarded); or

(l)                                  any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)                          the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)                              an Event of Default (as defined in section 14 of any Master Agreement) occurs; or

(o)                              any Secured Transaction is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent, acting with the authorisation of the Majority Lenders; or

(p)                              any other event occurs or any other circumstances arise or develop including, without limitation:

(i)                                  a change in the financial position, state of affairs or prospects of any Relevant Person; or

(ii)                              any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person; or

(iii)                          instability in any country where the Ship is flagged

in the light of which the Majority Lenders consider that there is a significant risk that the Borrower or the Guarantor is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

19.2                    Actions following an Event of Default.  On, or at any time after, the occurrence of an Event of Default:

(a)                               the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)                                  serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(ii)                              serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)                          take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)                              the Security Trustee may, and if so instructed by the Agent acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Banks are entitled to take under any Finance Document or any applicable law.

19.3                    Termination of Commitments.  On the service of a notice under Clause 19.2(a)(i), all obligations of each Lender to the Borrower under this Agreement shall terminate.

19.4                    Acceleration of Loan.  On the service of a notice under Clause 19.2(a)(ii), the Loan and all accrued interest and all other amounts accrued or owing from the Borrower under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5                    Multiple notices; action without notice.  The Agent may serve notices under Clauses 19.2(a)(i) or (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6                    Notification of Creditor Parties and Security Parties.  The Agent shall send to each Lender, each Swap Bank, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7                    Creditor Party rights unimpaired.  Nothing in this Clause 19 shall be taken to impair or restrict the exercise of any right given to individual Lenders, or Swap Banks under a

Finance Document, a Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8                    Exclusion of Creditor Party liability.  No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)                               for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)                              as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees; and

19.9                    Relevant Person.  In this Clause 19 a “Relevant Person” means the Borrower, a Security Party and any company which is a subsidiary of the Borrower or a Security Party or of which the Borrower or the Security Party is a subsidiary; but excluding any company which is dormant and the value of whose gross assets is $50,000 or less;

19.10            Interpretation.  In Clauses 19.1(f) and (n) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

19.11            Position of Swap Banks.  Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of any Swap Bank except to the extent that a Swap Bank is also a Lender.

20                                FEES AND EXPENSES

20.1                    Arrangement, commitment and agency fees.  The Borrower undertakes that it shall pay to:

(a)                               the Lenders on the date of this Agreement, an up front fee of an amount and in the manner set out in the relevant Fee Letter;

(b)                              the Agent quarterly in arrears, a commitment fee at a rate of 1.00 per cent. per annum during the period from (and including) the date of this Agreement to (and including)  31 December 2010 and a commitment fee of 1.25% per annum during the period from (and including) 1 January 2011 until the end of the Availability Period and in each case, such commitment fee shall be calculated on the undrawn Total Commitments, for distribution among the Lenders pro rata to their undrawn Commitments; and

(c)                               to the Agent on or before the first Drawdown Date and thereafter, on each anniversary of the date of this Agreement during the Security Period, an annual agency fee of an amount and in the manner set out in the relevant Fee Letter.

20.2                    Costs of negotiation, preparation etc.  The Borrower undertakes that it shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any

Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document or with any authorised publicity or creation of tombstones or similar in respect of the transactions contemplated by the Finance Documents or a related document.

20.3                    Costs of variations, amendments, enforcement etc.  The Borrower undertakes that it shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned,:

(a)                               the amount of all expenses incurred by a Creditor Party in connection with any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made; or

(b)                              the amount of all expenses incurred by a Creditor Party in connection with any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver; or

(c)                               the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)                              the amount of all expenses of any kind (and without regard as to whether these have been previously agreed) incurred by a Creditor Party in connection with any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4                    Extraordinary management time.  The Borrower shall pay to the Agent on its demand compensation in respect of the reasonable and documented amount of time which the management of either Servicing Bank has spent in connection with a matter covered by Clause 20.3 and which exceeds the amount of time which would ordinarily be spent in the performance of the relevant Servicing Bank’s routine functions.  Any such compensation shall be based on such reasonable daily or hourly rates as the Agent may notify to the Borrower and is in addition to any fee paid or payable to the relevant Servicing Bank.

20.5                    Documentary taxes.  The Borrower undertakes that it shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

20.6                    Financial Services Authority fees.  The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Lender concerned the amounts which the Agent from time to time notifies the Borrower that a Lender has notified the Agent to be necessary to compensate it for the cost attributable to its Contribution resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or by the Financial Services Authority (or other United Kingdom governmental authorities or agencies) of a requirement to pay fees to the Financial Services Authority calculated by reference to liabilities used to fund its Contribution, but excluding statutory costs or fees imposed by governmental authorities or agencies that are applicable as a matter of law at the date hereof.

20.7                    Certification of amounts.  A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21                                INDEMNITIES

21.1                    Indemnities regarding borrowing and repayment of Loan.  The Borrower shall fully indemnify the Agent and Lender and each Swap Bank on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)                               an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)                              the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)                               any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)                              the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19;

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2                    Breakage costs.  Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss incurred by a Lender:

(a)                               in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)                              in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3                    Miscellaneous indemnities.  The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)                               any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)                              any other Pertinent Matter;

other than claims, expenses, liabilities and losses which are shown to have been caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.4                    Currency indemnity.  If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)                               making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)                              obtaining an order or judgment from any court or other tribunal; or

(c)                               enforcing any such order or judgment;

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5                    Application to Master Agreements.  For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrower to a Swap Bank under or in connection with any Master Agreement as to which sums the relevant provisions of that Master Agreement shall apply.

21.6                    Certification of amounts.  A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.7                    Sums deemed due to a Lender.  For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22                                NO SET-OFF OR TAX DEDUCTION

22.1                    No deductions.  All amounts due from the Borrower under a Finance Document shall be paid:

(a)                               without any form of set-off, cross-claim or condition; and

(b)                              free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2                    Grossing-up for taxes.  If the Borrower is required by law to make a tax deduction from any payment by it:

(a)                               the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)                              the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)                               the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3                    Evidence of payment of taxes.  Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to its Agent that the tax had been paid to the appropriate taxation authority.

22.4                    Tax Credit.  A Creditor Party which receives for its own account a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 22.2 shall pay to the Borrower a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment provided that:

(a)                               the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)                              nothing in this Clause 22.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)                               nothing in this Clause 22.4 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment; and

(d)                              any allocation or determination made by a Creditor Party under or in connection with this Clause 22.4 shall be conclusive and binding on the Borrower and the other Creditor Parties.

22.5                    Exclusion of tax on overall net income.  In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.6                    Application of Master Agreements.  For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to a Swap Bank under or in connection with any Master Agreement as to which sums the relevant provisions of that Master Agreement shall apply.

23                                ILLEGALITY, ETC

23.1                    Illegality.  This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)                               unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)                              contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2                    Notification of illegality.  The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3                    Prepayment; termination of Commitment.  On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

23.4                    Mitigation.  If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use all reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the other Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)                               have an adverse effect on its business, operations or financial condition; or

(b)                              involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)                               involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24                                INCREASED COSTS

24.1                    Increased costs.  This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)                               the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)                              complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

24.2                    Meaning of “increased cost”.  In this Clause 24, “increased cost” means, in relation to a Notifying Lender:

(a)                               an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)                              a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)                               an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to its Contribution; or

(d)                              a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22, or an item arising directly out of the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basle Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates).

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3                    Notification to Borrower of claim for increased costs.  The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4                    Payment of increased costs.  The Borrower undertakes that it shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5                    Notice of prepayment.  If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 10 Business Days’ notice of their intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.6                    Prepayment; termination of Commitment.  A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)                               on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)                              on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.7                    Application of prepayment.  Clause 8 shall apply in relation to the prepayment.

25                                SET-OFF

25.1                    Application of credit balances.  Each Creditor Party may without prior notice:

(a)                               upon the occurrence of an Event of Default or Potential Event of Default apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)                              for that purpose:

(i)                                  break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)                              convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)                          enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2                    Existing rights unaffected.  No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3                    Sums deemed due to a Lender.  For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4                    No Security Interest.  This Clause 25 gives the Creditor Parties a contractual right of set-off only and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26                                TRANSFERS AND CHANGES IN LENDING OFFICES

26.1                    Transfer by Borrower.  The Borrower may not transfer any of its rights, liabilities or obligations under any Finance Document.

26.2                    Transfer by a Lender.  Subject to Clause 26.4, a Lender (the “Transferor Lender”) may at any time cause:

(a)                               its rights in respect of all or part of its Contribution; or

(b)                              its obligations in respect of all or part of its Commitment; or

(c)                               a combination of (a) and (b);

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Transferee Lender”) by delivering to the Agent not later than 10 Business Days prior to the proposed transfer date, a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However, any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

Consent from the Borrower and the Guarantor shall be required (not to be unreasonably withheld or delayed) unless the transfer or assignment is to an affiliate of an existing Lender.  The Agent shall notify the Borrower and the Guarantor of each proposed Transfer and the Borrower and the Guarantor shall be deemed to have given consent if no express refusal is notified to the Agent in writing within 5 Business Days of such notification.

26.3                    Transfer Certificate, delivery and notification.  As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)                               sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee, each of the other Lenders and each of the Swap Banks;

(b)                              on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)                               send to the Transferee Lender copies of the letters or faxes sent under paragraph (b),

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

26.4                    Effective Date of Transfer Certificate.  A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5                    No transfer without Transfer Certificate.  No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6                    Lender re-organisation; waiver of Transfer Certificate.  However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7                    Effect of Transfer Certificate.  A Transfer Certificate takes effect in accordance with English law as follows:

(a)                               to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)                              the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)                               the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)                              the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)                               any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)                                the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 21, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)                               in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8                    Maintenance of register of Lenders.  During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9                    Reliance on register of Lenders.  The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10            Authorisation of Agent to sign Transfer Certificates.  The Borrower, the Security Trustee, each Lender and each Swap Bank irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11            Registration fee.  In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $3,000 from the Transferee Lender.

26.12            Sub-participation; subrogation assignment.  A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13            Disclosure of information. The Borrower consents to each Creditor Party its officers and agents disclosing information relating to each of the Borrower and the Security Parties or  their respective account(s) with any Creditor Party and/or their respective dealing relationship(s) with any Creditor Party, including but not limited to details of their respective facilities, any security taken, transactions undertaken and balances and positions with the relevant Creditor Party, to:

(a)                               the head office of the relevant Creditor Party, any of its subsidiaries or subsidiaries of its holding company, affiliates, representative and branch offices in any jurisdiction (the “Permitted Parties”);

(b)                              bone fide professional advisers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties;

(c)                               any actual or potential Transferee Lender or participant or sub-participant in relation to any of the relevant Creditor Party’s rights and/or obligations under any agreement between such Creditor Party and the Borrower and/or any Security Party, or assignee, novatee or transferee (or any agent or adviser of any of the foregoing) who are under a duty of confidentiality to the relevant Permitted Parties;

(d)                              any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to any Permitted Party provided that in the case of provision of any such information to a rating agency (i) any correspondence addressed to a Permitted Party from such rating agency shall not be disclosed to any person or entity that is not a Permitted Party and (ii) such rating agency shall be under a confidentiality undertaking not to disclose any such information to any person or entity that is not a Permitted Party;

(e)                               any court or tribunal or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over the Permitted Parties;

(f)                                any person where required to do so by any law or regulation;

(g)                               any person where required to enforce the rights of a Creditor Party under any Finance Document;

(h)                              any provider of data processing or other outsourced services who is under a duty of confidentiality to the relevant Permitted Parties; and/or

(i)                                  any potential acquirer of the assets and liabilities of, or potential merger candidate of, any Creditor Party where there are bone fide negotiations for acquisition or merger save where there is to be particular information disclosed in relation to this Agreement and the other Finance Documents, in which case the relevant Creditor Party shall obtain a confidentiality undertaking from the relevant potential acquirer or (as the case may be) potential merger candidate.

26.14            Change of lending office.  A Lender may change its lending office by giving not less than 5 Business Days’ notice to the Agent and the change shall become effective on the later of:

(a)                               The fifth Business Day form the date on which the Agent receives the notice; and

(b)                              the date, if any, specified in the notice as the date on which the change will come into effect.

26.15            Notification.  On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16            Replacement of Reference Bank.  If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

26.17            Tax indemnity, tax gross-up and increased costs on assignment, transfer and change of lending office.  If:

(a)                               a Lender assigns or transfers any rights or obligations under the Finance Documents pursuant to Clause 26.2 and Clause 26.6 or changes its lending office; and

(b)                              as a result of circumstances existing at the date the assignment, transfer or change occurs the Borrower would be obliged to make a payment to the Transferee Lender or Lender acting through its new lending office under Clause 22.1 in respect of any tax, Clause 20 or Clause 22, then the Transferee Lender or the Lender acting through its new lending office is only entitled to receive payment under those Clauses to the same extent as the Transferor Lender or the Lender acting through its previous lending office would have been if the assignment, transfer or change had not occurred.

27                                VARIATIONS AND WAIVERS

27.1                    Variations, waivers etc. by Majority Lenders.  Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2                    Variations, waivers etc. requiring agreement of all Lenders.  However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender and every Swap Bank”:

(a)                               a change in the Margin or in the definition of LIBOR;

(b)                              a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)                               a change to any Lender’s Commitment;

(d)                              an extension of Availability Period;

(e)                               a change to the definition of “Majority Lenders” or “Finance Documents”;

(f)                                a change to the preamble or to Clause 2, 3, 4, 5.1, 17, 18 or 30;

(g)                               a change to this Clause 27;

(h)                              any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)                                  any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3                    Exclusion of other or implied variations.  Except for a document which satisfies the requirements of Clauses 27.1 and 27.2 no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)                               a provision of this Agreement or another Finance Document; or

(b)                              an Event of Default; or

(c)                               a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)                              any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28                                NOTICES

28.1                    General.  Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2                    Addresses for communications.  A notice shall be sent:

(a)	to the Borrower:	200 Cantonment Road
#06-04 Southpoint
Singapore 089763

Fax No: +65 63230046
Attn: Financial Manager
Email: accounts@ivs-int.com/christopherk@ivs-int.com

	With a copy to:	Grindrod Shipping (South Africa) (Pty) Ltd.
8th Floor Grindrod House
108 Margaret Mncadi (Victoria Embankment)
Durban 4001
South Africa

Fax No: +27 31 302 1815

Attn: Financial Manager
Email: murrayg@grindrod.co.za

(b)	to a Lender:	at the address next to its name in Part A of Schedule 1 (or as the case may require) in the relevant Transfer Certificate.

(c)	to a Swap Bank	at the address next to its name in Part B of Schedule 1.

(d)	to the Agent or Security Trustee	Standard Chartered Bank (Hong Kong) Limited
11/F., Standard Chartered Tower
388 Kwun Tong Road, Kwun Tong
Hong Kong

Attn: Anita Ip/Rebecca Yung
Fax: +852 2810 0180

Email: anita.ip@sc.com/Rebecca.sf.yung@sc.com

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Banks and the Security Parties.

28.3                    Effective date of notices.  Subject to Clauses 28.4 and 28.5:

(a)                               a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)                              a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4                    Service outside business hours.  However, if under Clause 28.3 a notice would be deemed to be served:

(a)                               on a day which is not a business day in the place of receipt; or

(b)                              on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5                    Illegible notices.  Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6                    Valid notices.  A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)                               the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice;  or

(b)                              in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7                    Electronic communication.  Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(a)                               agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)                              notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)                               notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.8                    English language.  Any notice under or in connection with a Finance Document shall be in English.

28.9                    Meaning of “notice”.  In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29                                SUPPLEMENTAL

29.1                    Rights cumulative, non-exclusive.  The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)                               cumulative;

(b)                              may be exercised as often as appears expedient; and

(c)                               shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2                    Severability of provisions.  If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3                    Counterparts.  A Finance Document may be executed in any number of counterparts.

29.4                    Third Party rights.  A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30                                LAW AND JURISDICTION

30.1                    English law.  This Agreement shall be governed by, and construed in accordance with, English law.

30.2                    Exclusive English jurisdiction.  Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

30.3                    Choice of forum for the exclusive benefit of the Creditor Parties.  Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)                               to commence proceedings in relation to Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)                              to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

30.4                    Process agent.  The Borrower hereby appoints Unicorn Tankers (International) Limited at its principal place of business for the time being, presently at St Magnus House, 8th Floor, East Wing, 3 Lower Thames Street, London EC3R 6HD to act as to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

30.5                    Creditor Party rights unaffected.  Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6                    Meaning of “proceedings”.  In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

PART A

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)	Payment Details

Standard Chartered Bank	6 Battery Road #22-00 Singapore 049909 Attn: Steve Lim Fax: +65 6535 5532 Email: steve-tzen-sheng.lim@sc.com	50,000,000	Standard Chartered Bank, New York (SWIFT code: SCBLUS33XXX) for account of: Standard Chartered Bank, Singapore (SWIFT code: SCBLSGSGXXX) Account Number: 3582-088503-001

PART B

SWAP BANKS

Swap Bank	Address

Standard Chartered Bank	Standard Chartered Bank @ Plaza by the Park 51 Bras Basah Road Level 6 Singapore 189554 Telephone: +65 64279 555 Facsimile: +65 6884 5242 Attn: Financial Markets Operations Email: fmo_cc_sg@sc.com

SCHEDULE 2

DRAWDOWN NOTICE

To:                                                   Standard Chartered Bank (Hong Kong) Limited

11/F., Standard Chartered Tower

388 Kwun Tong Road, Kwun Tong

Hong Kong

Attention: Anita Ip/Rebecca Yung	[Date]

DRAWDOWN NOTICE

1                                        We refer to the loan agreement (the “Loan Agreement”) dated [•] 2010 and made between (amongst others) ourselves as Borrower and yourselves as Agent in connection with a term loan facility of US$50,000,000.  Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2                                        We request to borrow an Advance as follows:

(a)	Amount of Advance:	US$[•];

(b)	Drawdown Date:	[•];

(c)	Payment instructions:	account of [•] and numbered [•] with [•] of [•].

3                                        We hereby confirm that immediately following the making of such Advance, the Loan shall not exceed 65% of the aggregate of the Fair Market Value of the Ships plus any cash collateral put up in accordance with Clause 15 of the Loan Agreement.

4                                        We represent and warrant that:

(a)                               the representations and warranties made by us in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)                              no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Advance.

5                                        This notice cannot be revoked without the prior consent of the Majority Lenders.

___________________________________

for and on behalf of

ISLAND VIEW SHIPPING INTERNATIONAL PTE. LTD.

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a).

1                                        A duly executed original of this Agreement, the Guarantee, the Fee Letters, the Agency and Trust Deed and the Negative Pledge.

2                                        Copies of the certificate of incorporation and constitutional documents of the Borrower, and the Guarantor.

3                                        Copies of resolutions or extracts of minutes of meetings of directors and shareholders (if required) of the Borrower and the Guarantor authorising the execution of each of the Finance Documents to which the Borrower or the Guarantor is a party and (in relation to the Borrower), each of the Master Agreements and, in the case of the Borrower, authorising named officers of the Borrower to give the Drawdown Notices under this Agreement (together with specimen signatures of the persons so authorised).

4                                        The original of any power of attorney under which any Finance Document or (in the case of the Borrower) any Master Agreement is executed on behalf of the Borrower or the Guarantor.

5                                        Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document or any Master Agreement.

6                                        The originals of any mandates or other documents required in connection with the opening or operation of the Borrower Account.

7                                        Copies of the audit packs in relation to the consolidated accounts of the Borrower and the audit packs in relation to the consolidated accounts of the Guarantor for the period ending on 31 December 2009,  certified by the chief financial officer of the Borrower in the case of the audit packs to be provided by the Borrower and in the case of the audit packs to be provided in relation to the Guarantor, the chief financial officer of the Guarantor, together with a side letter executed by the auditors of each of the Borrower and the Guarantor confirming that the calculations set out in the respective audit packs are correct.

8                                        All documentation required by each Creditor Party in respect of the Borrower pursuant to that Creditor Party’s “know your customer” requirements.

9                                        Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of England, Isle of Man, Singapore and such other relevant jurisdictions as the Agent may require.

10                                If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

11                                Documentary evidence that the agent for service of process named in Clause 30 has accepted the appointment.

12                                Confirmation (satisfactory to the Agent (acting on the instructions of the Lenders)) that the Availability Period (as defined in the Unicorn Loan Agreement), under the Unicorn Facility has expired.

PART B

In this Part B of Schedule 3, the following expressions shall have the following meanings:

“Relevant Ship” means for the purposes of Clause 9.1(b), the Ship which is to be partially financed by the Tranche to be made on the relevant Drawdown Date.

The following are the documents referred to in Clause 9.1(b) required on or before the Drawdown Date of each Advance.

1                                        A duly executed original of the Guarantee, the Shares Pledge, the Mortgage (together with all documents and attachments to be provided thereunder) in respect of the Owner owning each Relevant Ship, the Mortgage, the Deed of Covenants and the General Assignment for each Relevant Ship, together with duly executed notices of assignment as required under the terms of the General Assignments.

2                                        A copy of the current charter, pooling agreement or other contract of employment relating to each Relevant Ship that is for a term of 6 months or more.

3                                        Documentary evidence that:

(a)                               each Relevant Ship is registered in the name of the Borrower under Approved flag;

(b)                              each Relevant Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

(c)                               each Relevant Ship maintains the highest class with an Approved Classification Society free of all overdue recommendations and conditions of such classification society;

(d)                              the Mortgage on each Relevant Ship is or will be duly registered against such Relevant Ship as a valid first priority/preferred ship mortgage; and

(e)                               each Relevant Ship is insured in accordance with the provisions of the Deed of Covenants relating to such Relevant Ship and all requirements therein in respect of insurances have been complied with.

4                                        A valuation of each Relevant Ship and each Ship subject to a Mortgage at the relevant Drawdown Date, addressed to the Agent and the Lenders, stated to be for the purposes of this Agreement and dated not earlier than 30 days prior to the relevant Drawdown Date, from an independent sale and purchase shipbroker selected by the Agent which shows that the aggregate of their Fair Market Value exceeds 154% of the Loan (following Drawdown of the Relevant Advance).

5                                        The latest survey classification report from the Approved Classification Society in respect of the construction and classification of each Relevant Ship.

6                                        The latest class status report from the Approved Classification Society of each Relevant Ship.

7                                        A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for each Relevant Ship as the Agent may require.

8                                        A copy of any Management Agreement on terms acceptable to the Agent, together with the relevant Manager’s Undertaking  executed by the Approved Technical Manager and the Borrower in favour of the Security Trustee (and attaching a copy of the relevant Management Agreement) in the terms required by the Agent agreeing certain matters in relation to the management of each Relevant Ship and subordinating the rights of the Approved Technical Manager and the Borrower against each Relevant Ship to the rights of the Creditor Parties under the Finance Documents.

9                                        A copy of the Approved Commercial Manager’s Side Letter executed by the Approved Commercial Manager in relation to their interests in the Insurances for each Relevant Ship.

10                                Copies of the Borrower’s or Approved Manager’s Document of Compliance and of each Relevant Ship’s Safety Management Certificate and ISSC.

11                                Copies of the certificate of incorporation and constitutional documents of the relevant Owner.

12                                Copies of resolutions or extracts of minutes of meetings of directors and shareholders (if required) of the relevant Owner authorising the execution of each of the Finance Documents to which the relevant Owner is a party.

13                                The original of any power of attorney under which any Finance Document is executed on behalf of the relevant Owner.

14                                Copies of all consents which the relevant Owner requires to enter into, or make any payment under, any Finance Document.

15                                Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of England, Isle of Man, Singapore and such other relevant jurisdictions as the Agent may require.

16                                The originals of any mandates or other documents required in connection with the opening or operation of the relevant Earnings Account.

17                                All documentation required by each Creditor Party in respect of the relevant Owner pursuant to that Creditor Party’s “know your customer” requirements.

18                                A duly executed original of each Master Agreement executed by each of the Swap Bank respectively.

19                                If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower or by a Notary Public (other than in the case of the copy charters to be delivered under item 2 of Part B of this Schedule, which may be certified as true and accurate by a duly authorised attorney-in-fact of the Borrower).

PART C

1.                                    Copies of the audited consolidated accounts of the Borrower and the Guarantor and the individual audited accounts of the Borrower for the period ending on 31 December 2009, together with a Compliance Certificate of the chief financial officer and auditor of the Borrower substantially in the form of Schedule 6 and a Compliance Certificate of the chief financial officer and auditor of the Guarantor substantially in the form of schedule 1 of the Guarantee to be provided no later than 30 September 2010.

2.                                    A survey report addressed to the Agent and the Lenders, stated to be for the purposes of this Agreement and dated and to be provided within 250 days from the date of the first Drawdown Date, from an independent marine surveyor selected by the Agent in respect of the physical condition of each Relevant Ship in respect to which the first Drawdown Date relates.

3.                                    Documentary evidence that the Borrower has entered into certain interest rate hedging transactions under the Master Agreement within 250 days from the date of this Agreement.

4.                                    a Copy of the Manager’s Undertaking to be executed by the Approved Commercial Manager in favour of the Security Trustee (and attaching a copy of the relevant Management Agreement) in the terms required by the Agent agreeing certain matters in relation to the management of each Relevant Ship and subordinating the rights of the Approved Commercial Manager against each Relevant Ship to the rights of the Creditor Parties under the Finance Documents to be provided no later than 30 November 2010.

SCHEDULE 4

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:                           Standard Chartered Bank (Hong Kong) Limited for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee, each Lender and each Swap Bank, as defined in the Loan Agreement referred to below.

1                                        This Certificate relates to a loan agreement (the “Loan Agreement”) dated [•] 2010 and made between (1) Island View Shipping International Pte. Ltd. (the “Borrower”), (2) the banks and financial institutions named therein as Lenders, (3) the banks and financial institutions named thereto as Swap Banks, (4) Standard Chartered Bank (Hong Kong) Limited as Agent and (5) Standard Chartered Bank (Hong Kong) Limited as Security Trustee for a term loan facility of US$50,000,000.

2                                        In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

“Relevant Parties” means the Agent, the Borrower, each Security Party, the Security Trustee, each Lender and each Swap Bank;

“Transferor” means [full name] of [lending office]; and

“Transferee” means [full name] of [lending office].

3                                        The effective date of this Certificate shall be the later of the “Proposed Transfer Date: [•]” and the date on which this Transfer Certificate is executed by the Agent..

4                                        The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [•] per cent. of its Contribution, which percentage represents [an aggregate of] $[•].

5                                        By virtue of this Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[•]] [from [•] per cent. of its Commitment, which percentage represents $[•]] and the Transferee acquires a Commitment of $[•].

6                                        The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7                                        The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26  of the Loan Agreement.

8                                        The Transferor:

(a)                               warrants to the Transferee and each Relevant Party that:

(i)                                  the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)                              this Certificate is valid and binding as regards the Transferor;

(b)                              warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(c)                               undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9                                        The Transferee:

(a)                               confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;

(b)                              agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, any Lender or any Swap Bank in the event that:

(i)           any of the Finance Documents prove to be invalid or ineffective,

(ii)          any Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)         it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrowers or Security Party under the Finance Documents;

(c)                               agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, any Lender or any Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)                              warrants to the Transferor and each Relevant Party that:

(i)                                  it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)                              this Certificate is valid and binding as regards the Transferee; and

(e)                               confirms the accuracy of the administrative details set out below regarding the Transferee.

10                                The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11                                The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself

as Agent and for every other Relevant Party

[Name of Agent]

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Fax:

Email:

Contact Person

(Credit Administration Department):

Telephone:

Fax:

Email:

Account for payments:

Note:             This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction.  It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 5

DESIGNATION NOTICE

Standard Chartered Bank (Hong Kong) Limited

11/F., Standard Chartered Tower

388 Kwun Tong Road, Kwun Tong,

Hong Kong

Attention:         Anita Ip/Rebecca Yung

[Date]

Dear Sirs

Loan Agreement dated [•] 2010 made between (amongst others) (i) Island View Shipping International Pte. Ltd. as Borrower and (ii) yourselves as Agent in respect of a term loan facility of $50,000,000 (the “Loan Agreement”).

We refer to:

1                                        the Loan Agreement;

2                                        the Master Agreement dated [•] made between ourselves and [•] (acting through its office at [•], the “Swap Bank”); and

3                                        a Confirmation (as defined in the said Master Agreement) delivered pursuant to the said Master Agreement and addressed by the Swap Bank to us.

In accordance with the terms of the Loan Agreement, we confirm that the Transaction evidenced by it complies with the requirements to be, and is hereby designated as, a “Secured Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully,

.................................................

for and on behalf of

Island View Shipping International Pte. Ltd.

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:  Standard Chartered Bank (Hong Kong) Limited

11/F., Standard Chartered Tower

388 Kwun Tong Road, Kwun Tong,

Hong Kong

Attention:    Anita Ip/Rebecca Yung

From:   Island View Shipping International Pte. Ltd.

[Date]

OFFICER’S CERTIFICATE

This Certificate is rendered pursuant to clause 11.6(c) of the loan agreement dated [•] 2010 (the “Loan Agreement”) and entered into between (amongst others) (i) Island View Shipping International Pte. Ltd. as Borrower (the “Company”) and (ii) yourselves as Agent, relating to a term loan facility of US$50,000,000. Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

I, [•], [and we [•], the duly appointed auditors of the Company]1 hereby certify that:

1                                        Attached to this Certificate are the latest [audited consolidated financial statements of the Borrower for the financial year ending on [•]] [unaudited consolidated semi-annual financial statements of the Borrower in relation to the first half of the financial year ending on [•]] (the “Accounts”).

2                                        The Accounts satisfy the requirements of Clause 11.7 of the Loan Agreement.

3                                        As at [•] the Debt Service Cover Ratio is [•];

Accordingly, the Company [is] [is not] in compliance with Clause 12.4 of the Loan Agreement.

4                                        As at the date of this Certificate, no Event of Default has occurred which is continuing.

[or, specify/identify any Event of Default]

…………………………………………

Chief financial officer

ISLAND VIEW SHIPPING INTERNATIONAL PTE. LTD.

…………………………………………

[Auditors of the Company ]

1 required in relation to annual Audited accounts only

SCHEDULE 7

SHIPS

	Vessel Name	Owner	GRT/NRT	IMO Number	year, and port of registry
1	IVS KANDA	IVS Bulk Owning Pte. Ltd.	19885/11140	9295567	2004, Singapore
2	IVS NIGHTJAR	IVS Bulk Carriers Pte. Ltd.	20283/10227	9303429	2004, Singapore
3	IVS SENTOSA	IVS Bulk 603 Pte. Ltd.	20809/11689	9528005	2010, Singapore
4	IVS KNOT	IVS Bulk 511 Pte. Ltd.	[•]	9459137	2010, Singapore
5	IVS ORCHARD	[•]	[•]	9528029	[•]

SCHEDULE 8

EXISTING INDEBTEDNESS AND EXISTING SECURITY INTEREST

SCHEDULE 8
EXISTING INDEBTEDNESS AND SECURITY INTERESTS

GRINDROD GROUP DEBTORS AND CREDITORS AS AT 30 JUNE 2010

Grindrod Trading and Shipping Limited	$15,110
Swallow Enterprises	$7,556
IVS a div of Grindrod Shipping (SA)	-$6,795,109
Grindrod Limited	-$1,499,272
Unicorn Shipping a div of Grindrod Shipping (SA)	$11,073
Atlas Trading and Shipping SA a division of Grindrod Trading (Pty) Ltd	$317,101
Cockett Marine Oil Asia a div of Grindrod Trading (Asia) Pte Ltd	$3,629,185
Grindrod Mauritius	-$527,582
Unicorn Shipping Holdings International	$1,573
Comshipco	$182,059
Grindrod Trading and Bunkers	$2,045,785
-$2,612,520

Loan in respect of cash received for preference shares, plus interest	R 175,000,000

Term loan from Royal Bank of Scotland secured inter alia by a pledge of shares in Unicorn Tanker Holdings Limited and mortgages over Nyathi and Oliphant with an additional USD20 million revolving credit element.

Cross currency swaps in respect of this Royal Bank of Scotland loan.

Revolving credit facility with Credit Agricole for $25m secured inter alia by mortgages over Inyala and cession of the IVS Kittiwake charter.

Term loan facility from Rabobank secured inter alia by mortgages over Beringzee, Oostzee and Noordzee

General banking facilities from GE Artesia Bank secured inter alia by stock in trade.

Term loan from Mitsui & Co Financial Services (Asia) secured inter alia by mortgage over Lake TriView and shareholder guarantees.

Term loan from Bank of Tokyo Mitsubishi UFJ secured inter alia by mortgage over Imabari Hull 707 and Imabari Hull 708 (to be delivered) and shareholder guarantees.

Initial and variation margin accounts held with MF Global Inc for clearing of FFA trades, which varies from time to time, and in respect of which indebtedness arises under hedge accounting of Freight Forward Agreements.

Guarantees issued to various financial institutions for banking facilities made avaialable to various Grindrod
Limited Group companies.	Nominal amounts
First National Bank	R 313,000,000
Nedbank	R 535,000,000
Standard Bank	R 756,600,000

Investec	R 251,400,000
ABSA	R 401,000,000
R 2,257,000,000

Guarantees issued to Grindrod Limited on a back-to-back basis for guarantees issued by Grindrod Limited for liabilities of the Grindrod Shipping Limited group including

- guarantees to owners for charter hire commitments including on

IVS KITE

IVS KESTREL

IVS KWELA

IVS KWAITO

IVS KAWANA

IVS KITTIWAKE

LAURETTA

BUMBI

PAOLA

IVS MERLOT

IVS PINOTAGE

IVS KINGBIRD

IVS SHIKRA

IVS CABERNET

STOLT ZULU

STOLT BASUTO

STOLT SWAZI

STOLT PONDO

LEOPARD

IMABARI SZ276

Guarantees issued by Grindrod Shipping Limited group companies for liabilities incurred by the Grindrod Shipping Ltd group in the normal course of its business, such as performance guarantees issued on behalf of special purpose entites.

A facility for USD25m currently under negotiation in the name of Petrochemical Shipping Limited to be secured inter alia by mortgages over Berg and Lavela

SCHEDULE 9

CONTRACT COVER SUMMARY

Contracted out at [31 December [year]] [30 June [year]]		Bulk Carriers			Tankers
		Handysize	Panamax	Capesize	MR	Chemical	Small	% Of Fleet Fixed	Charters (USDm)
[year]	No. Ships (average)	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
	Revenue (USD/day)	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
[year]	No. Ships (average)	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
	Revenue (USD/day)	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
[year]	No. Ships (average)	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
	Revenue (USD/day)	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
[year]	No. Ships (average)	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
	Revenue (USD/day)	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
[year]	No. Ships (average)	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
	Revenue (USD/day)	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]

EXECUTION PAGES

BORROWER

SIGNED by	)	/s/ Gerard Christopher
Gerard Christopher Kingsley-Wilkins	)	Kingsley-Wilkins
for and on behalf of	)
ISLAND VIEW SHIPPING	)
INTERNATIONAL PTE. LTD.	)
in the presence of:	)

LENDERS

SIGNED by	)
Leon Koay	) /s/ Leon Koay
for and on behalf of	)
STANDARD CHARTERED BANK	)
in the presence of:	)

AGENT

SIGNED by	)
Russel Trevor Michael Beardmock	)	/s/ Russel Trevor
for and on behalf of	)	Michael Beardmock
STANDARD CHARTERED BANK (HONG KONG) LIMITED	)
in the presence of:	)

SECURITY TRUSTEE

SIGNED by	)
Russel Trevor Michael Beardmock	)	/s/ Russel Trevor
for and on behalf of	)	Michael Beardmock
STANDARD CHARTERED BANK (HONG KONG) LIMITED	)
in the presence of:	)

SWAP BANKS

SIGNED by	)
Leon Koay	) /s/ Leon Koay
for and on behalf of	)
STANDARD CHARTERED BANK	)
in the presence of:	)